Exhibit 99.1

Contact: Stephen C. Richards The Princeton Review, Inc. (508) 663-5053 srichards@review.com

FOR IMMEDIATE RELEASE

The Princeton Review Reports Third Quarter and Nine Month 2009 Financial Results

•	Revenue for third quarter of $34.3 million, compared to $34.7 million in 2008

•	Operating income from continuing operations for third quarter of $0.7 million, compared to $1.3 million in 2008

•	Revenue increased 5.8% to $110.6 million for nine month period

FRAMINGHAM, MA – November 5, 2009 - The Princeton Review, Inc. (Nasdaq: REVU), a leading provider of test preparation and supplemental educational services, today announced revenue of $34.3 million and operating income from continuing operations of $0.7 million for the third quarter ended September 30, 2009; as well as revenue of $110.6 million and operating income from continuing operations of $1.3 million for the nine months ended September 30, 2009.

For the quarter ended September 30, 2009, revenue decreased 1.2% to $34.3 million, compared to $34.7 million in 2008. The Princeton Review reported operating income from continuing operations of $0.7 million compared to $1.3 million in 2008. The 2009 three month results include restructuring and acquisition expenses of $1.4 million compared to $0.5 million in 2008.

For the nine months ended September 30, 2009, revenue increased 5.8% to $110.6 million, from $104.5 million in the same period in the prior year. For the nine-month period, the Company’s operating income from continuing operations was $1.3 million in 2009 compared to $3.1 million in 2008. The 2009 nine month results include restructuring and acquisition expenses of $5.5 million compared to $2.2 million in 2008.

On October 19, 2009 the Company entered into a definitive agreement to acquire Penn Foster Education Group, Inc., one of the oldest and largest post-secondary and online career education companies in the United States. The company operates three accredited educational institutions—Penn Foster College, Penn Foster Career School, and Penn Foster High School—that collectively serve more than 223,000 students in over 150 countries.

CEO Comment

“Our financial results demonstrate achievement of sustainable profitability, even in the midst of a difficult economy. Due to the positive impact of earlier cost reductions and the stable performance of our core Test Prep business, we are generating positive cash flow,” said Michael Perik, CEO and President of The Princeton Review. “We are investing in our customer supporting technology, including expansion of our online offerings to extend our market reach, bring products to market more quickly, and meet evolving consumer demand. In addition, the pending acquisition of Penn Foster gives us entry into the worker retraining market and strengthens our marketing and partnership capabilities. We expect that these actions will deliver meaningful financial benefit over time.”

Test Preparation Services

For the third quarter of 2009, Test Preparation Services division revenue remained flat at $34.1 million, compared to the same period in 2008. Incremental revenue from the acquisition of The Princeton Review’s Southern California franchises in July 2008, and increased revenue from new institutional contracts and growth in online revenues, were offset by a decrease in organic revenue due to more students purchasing lower priced tutoring and classroom offerings.

For the nine month period, Test Preparation Services revenue increased by $1.2 million, or 1.4%, to $86.7 million compared to $85.5 million for the same period in 2008. Incremental revenue from the Test Services, Inc. acquisition in March 2008 and the Southern California franchise acquisition were partially offset by decreased organic revenue due to the same trends affecting the third quarter.

Operating income in the Test Preparation Services division was $9.3 million for the third quarter of 2009, compared to $8.4 million for the third quarter of 2008. For the nine month period, operating income in the Test Prep division was $15.0 million compared to $17.8 million for the same period in 2008. Lower gross margin due to a decline in average revenue per enrollment and incremental amortization and depreciation due to 2008 acquisitions are the primary reasons for the decline in Test Preparation Services division operating income.

Supplemental Educational Services (SES)

The SES division generates substantially all its revenues and profits during the traditional school year which runs from September to June. For the third quarter of 2009, SES revenues decreased by $0.5 million, or 71.4%, to $0.2 million compared to $0.7 million in the third quarter of 2008. For the nine month period, SES revenue increased by $4.8 million, or 25.1%, to $23.9 million, from $19.1 million in 2008. The 2009 increases resulted from new market expansion.

Operating loss in the SES division was $3.4 million for the third quarter of 2009 compared to $2.4 million in the third quarter of 2008. For the nine month period, SES division operating income was $2.4 million compared to $2.1 million in 2008 due to increased revenue from new market expansion.

Conference Call Details

The Princeton Review will review its third quarter 2009 financial results and provide additional business highlights on a conference call on November 5, 2009 at 4:30 p.m. Eastern Standard Time. A copy of this earnings release is available at http://ir.princetonreview.com/releases.cfm?type=earnings. To participate on the live call, investors should dial (719) 325-2185 approximately ten minutes prior to the start time. In addition, the call will be available via live webcast over the Internet. To access the live webcast of the conference call, please go to http://ir.princetonreview.com/events.cfm 15 minutes prior to the start time of the call to register. An archived webcast will be available on the Company’s website at http://ir.princetonreview.com/events.cfm. Additionally, a replay of the call can be accessed by dialing either (888) 203-1112 or (719) 457-0820, passcode 4938225, through December 5, 2009.

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About The Princeton Review, Inc.

The Princeton Review (Nasdaq: REVU) has been a pioneer and leader in helping students achieve their higher education goals for more than 25 years through college and graduate school test preparation and private tutoring. With more than 165 print and digital publications and a free website, www.PrincetonReview.com, the Company provides students and their parents with the resources to research, apply to, prepare for, and learn how to pay for higher education. The Princeton Review also partners with schools and guidance counselors throughout the U.S. to assist in college readiness, test preparation and career planning services, helping more students pursue postsecondary education.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “believe,” “intend,” “expect,” “may,” “could,” “would,” “will,” “should,” “plan,” “project,” “contemplate,” “anticipate,” or similar statements. Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, satisfaction of closing conditions for the acquisition and related financings; the possibility that the acquisition or related financings will not be completed, or if completed, not completed on a timely basis; demand for the company’s products and services; the company’s ability to compete effectively and adjust to rapidly changing market dynamics; the timing of revenue recognition from significant contracts with schools and school districts; market acceptance of the company’s newer products and services; continued federal and state focus on assessment and remediation in K-12 education; the Company’s ability to assimilate and integrate certain of the operations of Penn Foster; unanticipated acquisition related costs and negative effects on our reported results of operations from acquisition-related charges; our ability to achieve expected synergies and operating efficiencies in the acquisition within the expected time-frames or at all; the potential negative effects from the substantial amount of outstanding indebtedness to be incurred to finance the acquisition; the ability to meet debt service requirements; availability and terms of capital, including following the transaction; liquidity uncertainties; and the other factors described under the caption “Risk Factors” in The Princeton Review’s most recent Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.

- Tables to Follow -

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenue
Test Preparation Services	$34,090	$34,050	$86,673	$85,472
SES Services	235	699	23,947	19,071

Total revenue	34,325	34,749	110,620	104,543

Cost of revenue
Test Preparation Services	11,237	10,634	30,719	28,492
SES Services	486	544	12,048	8,599

Total cost of revenue	11,723	11,178	42,767	37,091

Gross profit	22,602	23,571	67,853	67,452

Operating expenses
Selling, general and administrative	20,518	21,741	61,065	62,082
Restructuring	1,131	482	5,179	2,233
Acquisition expenses	285	—	285	—

Total operating expenses	21,934	22,223	66,529	64,315

Operating income from continuing operations	668	1,348	1,324	3,137
Interest (expense) income, net	(134)	(400)	(647)	(272)
Other income (expense)	1	—	255	(2)

Income from continuing operations before income taxes	535	948	932	2,863
Provision for income taxes	(391)	(499)	(512)	(1,162)

Income from continuing operations	144	449	420	1,701
Discontinued operations
Loss from discontinued operations	(405)	(7,764)	(711)	(9,357)
Gain (loss) from disposal of discontinued operations	—	(240)	913	(240)
Benefit for income taxes	29	11	78	40

Income (loss) from discontinued operations	(376)	(7,993)	280	(9,557)
Net income (loss)	(232)	(7,544)	700	(7,856)
Dividends and accretion on Preferred Stock	(1,252)	(1,191)	(3,667)	(3,489)

Net loss attributed to common stockholders	$(1,484)	$(8,735)	$(2,967)	$(11,345)

Earnings (loss) per share
Basic and diluted:
Loss from continuing operations	$(0.03)	$(0.02)	$(0.10)	$(0.06)
Income (loss) from discontinued operations	(0.01)	(0.24)	0.01	(0.30)

Loss attributed to common shareholders	$(0.04)	$(0.26)	$(0.09)	$(0.35)

Weighted average shares used in computing income (loss) per share
Basic and diluted	33,725	33,498	33,728	31,973

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